Exhibit 99.1 Tier Technologies, Inc. 10780 Parkridge Blvd., Suite 400 Reston, VA 20191 CONTACT: Ronald W. Johnston, Chief Financial Officer rjohnston@tier.com (571) 382-1000

IRS Awards New Multi-Year Contract to
Official Payments Corporation

RESTON, VA, April 14, 2009 – Tier Technologies, Inc. (Nasdaq: TIER) today announced that its wholly-owned subsidiary, Official Payments Corporation, has been awarded a multi-year contract by the Internal Revenue Service (IRS) to provide electronic payment solutions for personal and business taxes.  The contract contains a base period commencing April 2, 2009 and four one-year option periods running until December 31, 2013.

Since 1999, when Official Payments began processing federal tax payments for the IRS, the company has processed over $ 9.0 billion in federal taxes.  Official Payments was selected by the IRS to pilot federal electronic tax payments and is the only company that has provided these services continuously since 1999.  Payments may be made securely with an American Express, Discover Network, MasterCard card or Visa card by visiting www.officialpayments.com or calling 1-800-2PAY-TAX (sm) (1-800-272-9829).

Through the Official Payments service, individual taxpayers may make secure tax payments for a variety of federal tax types including:

•	Form 1040 Series
•	Estimated Taxes
•	Installment Payments
•	Form 4868 (Extension)
•	Trust Fund Recovery Penalty

Businesses can make secure credit card payments for their taxes, including:

•	Form 940 Series – Employer’s Annual Federal Unemployment Tax Return
•	Form 941 Series – Employer’s Quarterly Federal Tax Return
•	Form 943 Series – Employer’s Annual Federal Tax Return for Agricultural Employees
•	Form 944 Series – Employer’s Annual Federal Tax Return
•	Form 945 Series – Annual Return of Withheld Federal Income Tax

“Official Payments has a long history of providing electronic payment solutions to the IRS,” said Ronald L. Rossetti, Chairman and Chief Executive Officer of Tier Technologies.  “We are delighted to continue this long-standing partnership.  Next year will mark our 11th year allowing individual and small businesses taxpayers to make federal payments quickly, easily, and securely, online and over the telephone,” continued Rossetti.

Official Payments charges a convenience fee for this service.  Taxpayers using credit and debit cards with bonus rewards programs may, depending on their card’s program, earn reward points, frequent flyer miles or money back for paying their taxes.  Taxpayers are advised to check with their card issuer for details.  The IRS has determined that convenience fees incurred by qualifying individuals and business taxpayers may be deductible.  Please refer to the IRS Newswire IR-2009-037 for individual deductibility qualifications.

About Tier Technologies

Tier Technologies, Inc. primarily provides federal, state and local government and other public sector clients with electronic payment solutions.  Headquartered in Reston, Virginia, Tier Technologies serves over 3,300 electronic payment clients throughout the United States, including federal, state, and local governments, educational institutions, utilities and commercial clients.  Through its subsidiary, Official Payments Corporation, Tier delivers electronic payment solutions for a wide range of markets.  For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Tier undertakes no obligation to update any such forward-looking statements.  Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including, but not limited to: the impact of governmental investigations; the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; the timing, initiation, completion, renewal, extension or early termination of client projects; the Company's ability to realize revenues from its business development opportunities; the timing and completion of the divestment of the Company’s non-core assets; and unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements.  For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company's quarterly report on Form 10-Q for the quarter ended December 31, 2008 filed with the SEC.